CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 95 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 23, 2005 relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of The Value Line Special Situations Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York
April 27, 2005